ANALEX CORPORATION

                        FOURTH AMENDMENT
                               TO
                  AMENDED AND RESTATED BY-LAWS

     The Amended and Restated By-Laws of the Company are hereby amended by deleting Section 6.2 in its entirety and replacing it with the following:

     Section 6.2 Right to Advancement of Expenses. In addition to the right to indemnification provided in
     Section   6.1  above,  the  Corporation  shall  advance
     expenses (including attorneys' fees) incurred by any director or officer of the Corporation ("Indemnitee") in connection with the investigation, defense, settlement or appeal of any Proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Corporation; provided however, that the payment of such expenses shall be conditioned upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation. The Corporation shall pay advances made hereunder to the Indemnitee within thirty-days following its receipt of a written request therefore by the Indemnitee and on a current basis thereafter.

           The rights to advancement described in this section shall be contractual in nature and shall be effective upon the Indemnitee's first written request for advancement. Such rights shall continue to the Indemnitee regardless of whether there are changes to the by-laws subsequent to the Indemnitee's first written request for indemnification or whether the Indemnitee ceases or has ceased to be a director or officer and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.